Exhibit 99.1

DERMA SCIENCES REPORTS POSITIVE TOP-LINE RESULTS FROM
DSC127 PHASE 2 TRIAL IN PATIENTS WITH DIABETIC FOOT ULCERS

Drug meets primary efficacy endpoint

Wounds up to three times more likely to heal

Conference call begins at 10:00 a.m. Eastern time today

PRINCETON, N.J. (February 3, 2011) – Derma Sciences, Inc. (Nasdaq: DSCI), a medical device and pharmaceutical company focused on advanced wound care, today announced positive results from its Phase 2 clinical trial with DSC127 in patients with diabetic foot ulcers, including meeting the trial’s primary endpoint, the proportion of study ulcers healed by 12 weeks as defined by 100% epithelialized with no drainage, as well as all secondary endpoints measured at this time.  DSC127 is a patented, topically applied novel angiotensin analog that targets receptors that are up-regulated upon injury to tissue.

The double-blind, placebo-controlled, multi-center clinical trial randomized 80 patients to receive one of two dose strengths of DSC127 (0.03% and 0.01%) or vehicle placebo control. After 14 days of best standard-of-care to evaluate ulcer healing and ensure the wounds were chronic, those patients randomized into the study received four weeks of active treatment followed by eight weeks of observation and assessment.

In the Intent-to-Treat (ITT) population: Results show that 54% of the diabetic wounds treated with the 0.03% dose (high dose) of DSC127 achieved 100% closure in 12 weeks or less, compared with 33% of patients receiving placebo control, and 30% of patients receiving the 0.01% dose (low dose) of DSC127.  Based on odds ratio analysis, patients treated with DSC127 0.03% were 2.3 times more likely to have their wounds heal completely compared with patients treated with placebo/standard of care.

In the Per-Protocol (PP) population: Results show that 65% of the diabetic wounds treated with the 0.03% dose of DSC127 achieved 100% closure in 12 weeks or less, compared with 38% of patients receiving placebo control, and 28% of patients receiving the 0.01% dose of DSC127. Based on odds ratio analysis, patients treated with DSC127 0.03% were 3.0 times more likely to have their wounds heal completely compared with patients treated with placebo/standard of care.

The high dose of DSC127 exceeded the trial’s primary endpoint measurement target of an improvement of 15 percentage points in complete healing of wounds within the 12-week duration of the study for both the ITT (21 percentage point increase) and PP (27 percentage point increase) populations, compared with placebo.

The trial was not powered for statistical significance, however there was a statistically significant (p=0.049) improvement in the rate of ulcer depth reduction in the PP high-dose population through 12 weeks of treatment compared with the control arm, using covariate analysis.

The drug was well-tolerated and there were no significant adverse events associated with DSC127 treatment. Further data on the durability of the healing effect is expected to be available late in the second quarter of 2011 after all patients with 100% closed wounds have completed a subsequent 12 weeks of follow-up monitoring.

David Armstrong, M.D. of Southern Arizona Limb Salvage Alliance (SALSA) at the University of Arizona and the study's lead investigator, said, "The clinical results from this trial are very impressive as application of 0.03% DSC127 appears to increase healing rates at a level greater than has been previously reported by drugs currently on the market and in development.  Although further testing in a pivotal study is required, it seems that DSC127 has the potential to be an important therapy for the treatment of diabetic wounds.”

Derma Sciences Chairman and Chief Executive Officer Edward J. Quilty said, “Results from this Phase 2 trial exceeded our expectations and we are delighted to be reporting such compelling results.  Our next step in the development process is to discuss these results with the FDA in an end-of-Phase 2 meeting, and to advance development into Phase 3.  These results are transformational for Derma Sciences and we are looking forward to sharing these data with potential development and commercial partners, and to determining how best to maximize the considerable potential of DSC127 for our shareholders.  We are hopeful that a Phase 3 study will show comparably robust results and that, in due course, DSC127 will be brought to market to alleviate the suffering of millions of patients with these debilitating and stubborn wounds.”

About Diabetes and Diabetic Foot Ulcers
Diabetes is common, disabling and deadly. In the U.S., diabetes has reached epidemic proportions.  According to the American Diabetes Association, about 24 million people (8% of the U.S. population) have diabetes, and nearly 2 million new cases are diagnosed in people age 20 years or older each year. Up to 25% of people with diabetes will develop a diabetic foot ulcer, resulting in 3 million diabetic foot ulcers annually in the U.S. alone. A recent study by researchers at the University of Chicago suggested that treatment costs for diabetes in the United States would reach $336 billion by the year 2034. According to the World Health Organization, at least 220 million people worldwide have diabetes, a number that is expected to more than double by 2030, due mainly to obesity and aging.

About DSC127
DSC127, a novel angiotensin analog, has been shown to improve epithelialization, granulation and vascularization, accelerating wound healing in a variety of normal and diabetic animal models.   This finding suggests that DSC127 produces different actions at the wound site during various stages of healing. There were no safety concerns observed in the preclinical and human Phase 1 studies of DSC127.

Conference Call and Webcast
Derma Sciences management will hold a conference call to discuss this press release and answer questions at 10:00 a.m. Eastern time today.  To access the conference call, from the U.S. please dial (888) 563-6275 and from outside the U.S. please dial (706) 634-7417. All listeners should provide the following passcode: 41467730.  Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.dermasciences.com.

Following the end of the conference call, a telephone replay will be available through February 10, 2011, and can be accessed by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside of the U.S.  All listeners should provide the following passcode: 41467730.  The webcast will be available for 30 days.

About Derma Sciences, Inc.
Derma Sciences is a medical technology company focused on three segments of the wound care marketplace, traditional dressings, advanced wound care dressings, and pharmaceutical wound care products.  Its MEDIHONEY® product is the leading brand of honey-based dressings for the management of wounds and burns.  The product has been shown to be effective in a variety of indications, and was the focus of a positive large-scale, randomized controlled trial involving 108 subjects with leg ulcers.  Other novel products introduced into the $14 billion global wound care market include XTRASORB® for better management of wound exudate, and BIOGUARD® for infection prevention. Derma Sciences has successfully completed the treatment phase of a Phase 2 clinical trial in diabetic foot ulcer healing with DSC127, a novel pharmaceutical drug under development for accelerated wound healing and scar reduction. For more information please visit www.dermasciences.com.

Forward-Looking Statements
Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release or that are otherwise made by or on behalf of the Company. Factors that may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Contacts:

Derma Sciences, Inc.
Barry Wolfenson
Executive Vice President, Global Marketing and Business Development
bwolfenson@dermasciences.com
(609) 514-4744

Lippert/Heilshorn & Associates
Investors
Kim Sutton Golodetz (kgolodetz@lhai.com)
(212) 838-3777
or
Bruce Voss (bvoss@lhai.com)
(310) 691-7100

Media
Megan Rusnack (mrusnack@lhai.com)
(212) 838-3777

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